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                      January 6, 2023

       Greg Klein
       Co-Chief Executive Officer
       TKB Critical Technologies 1
       400 Continental Blvd, Suite 600
       El Segundo, CA 90245

                                                        Re: TKB Critical
Technologies 1
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Response dated
January 5, 2023
                                                            File No. 001-40959

       Dear Greg Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Melissa Curvino, Esq.